FORM 04

GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3768
Dated April 9, 2002	Dated June 21, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: June 21, 2002

Settlement Date (Original Issue Date): June 26, 2002

Maturity Date: February 22, 2011

Principal Amount (in Specified Currency): $500,000,000

Price to Public (Issue Price): 101.987% (plus accrued interest from February 22, 2002)

Agent's Discount or Commission: 0.400%

Net Proceeds to Issuer: $507,935,000 (plus accrued interest from February 22, 2002)

Interest Rate Per Annum: 6.125%

Interest Payment Date(s):

X August 22 and February 22 of each year commencing August 22, 2002 and on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GWB6

ISIN No.: US36962GWB66

Common Code: 012512759

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
Page 2
Pricing Supplement No. 3768
Dated June 21, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Companys issue of US$ 750,000,000 6.125% Notes due February 22, 2011, described in the Companys Pricing Supplement number 3628 dated February 14, 2001 and with the Companys issue of US$ 350,000,000 6.125% Notes Due February 22, 2011, as described in the Companys Pricing Supplement number 3745 dated May 7, 2002.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

(Fixed Rate)
Page 3
Pricing Supplement No. 3768
Dated June 21, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Additional Information:

General.

At March 30, 2002 the Company had outstanding indebtedness totaling $231.585 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 30, 2002 excluding subordinated notes payable after one year was equal to $230.700 billion.
		Year Ended December 31,			Three Months ended March 30, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.43

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at 101.987% of the aggregate principal amount less an underwriting discount equal to 0.400% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

GECC SERIES A FLOATING RATE PRICING STICKER

SERIES A CLOSING DOCUMENTS